SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement      |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             KEY ENERGY GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
    |X| No fee required.
    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     |_| Fee paid previously with preliminary materials.
     |_| Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                     [LOGO]



                                                           November 15, 1996

Dear Stockholder:

     It is a pleasure to invite you to the Company's 1996 Annual Meeting in New York, New York on Monday, December 9, 1996 at 11:00 a.m., local time, at the American Stock Exchange, 86 Trinity Place, New York, New York. The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

     The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

     Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                           Sincerely,



                                           Francis D. John
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                             KEY ENERGY GROUP, INC.
                          TWO TOWER CENTER, TENTH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                  NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 9, 1996

To the Stockholders:

         The 1996 Annual Meeting of Stockholders of Key Energy Group, Inc., a Maryland corporation (the "Company"), will be held at the American Stock Exchange, 86 Trinity Place, New York, New York, on Monday, December 9, 1996 at 11:00 a.m., local time, to consider and act upon the following matters:

         1. To elect six Directors for the ensuing year or until their successors are elected and qualified;

         2. To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as the Company's independent auditors; and

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Stockholders of record at the close of business on November 15, 1996 are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at the offices of the Company for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

                                   By order of the Board of Directors


                                   Diane Mack
                                   Secretary

East Brunswick, New Jersey
November 15, 1996

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

                             KEY ENERGY GROUP, INC.
                          TWO TOWER CENTER, TENTH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                                 PROXY STATEMENT
                   FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on December 9, 1996

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Key Energy Group, Inc., a Maryland corporation ("Key" or the "Company"), for use at the 1996 Annual Meeting of Stockholders to be held at the American Stock Exchange, 86 Trinity Place, New York, New York on Monday, December 9, 1996 (the "Annual Meeting") and at any adjournment or adjournments of that meeting.

         This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about November 18, 1996. The Company's Annual
Report to Stockholders for the fiscal year ended June 30, 1996 is being mailed to stockholders with the mailing of this Proxy Statement.

         All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials.

Revocability of Proxies

     Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised, by delivering to the Secretary of the Company at its principal executive office located at Two Tower Center, Tenth Floor, East Brunswick, New Jersey 08816, a written notice of revocation or another duly executed proxy bearing a later date. A stockholder may also revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Record Date, Voting and Share Ownership

         Only holders of record of Common Stock, $.10 par value per share (the "Common Stock"), of the Company at the close of business on November 15, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Each share of Common Stock is entitled to one vote. On the Record Date there were outstanding and entitled to vote 10,425,179 shares of Common Stock.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast of the Common Stock (5,212,590 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Directors listed herein and in favor of the other matters set forth in the Notice of Annual Meeting accompanying this Proxy Statement. A stockholder marking the proxy "Abstain" will not be counted as voting in favor of or against the particular proposal from which the stockholder has elected to abstain and an abstention has the effect of decreasing the number of affirmative votes needed for approval of a proposal to a number less than a majority of the quorum. If a quorum exists, the proposal can be adopted by an affirmative vote of, in the case of election of directors, a plurality, or, in the case of other proposals, a majority of the shares voted thereon.

         Votes cast at the Annual Meeting will be tabulated by a person or persons duly appointed to act as an inspector or inspectors of election for, or by the chairman of, the Annual Meeting. The inspector(s) or the chairman will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector(s) or the chairman will treat shares represented by "broker non-votes" as present for purposes of determining a quorum, although such shares may not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and
(iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% percent of the Common Stock, (ii) each director including each nominee for director, (iii) each executive officer and (iv) all executive officers and directors of the Company as a group. Such information is presented as of October 27, 1996.


                Beneficial Ownership of Common Stock(1)
                                                        Percentage of
     Name of                              Number of      Outstanding
Beneficial Owner                            Shares         Shares(2)
----------------                           --------       ----------
Directors and Executive Officers
--------------------------------

Francis D. John (3)                            487,561       4.5%
Kenneth V. Huseman (4)                          25,000         *
D. Kirk Edwards (5)                            200,000       1.9%
Kenneth C. Hill (6)                             18,750         *
C. Ron Laidley (7)                             134,000       1.3%
Danny R. Evatt (8)                              25,000         *
Kevin P. Collins (9)                            65,072         *
W. Phillip Marcum (10)                          65,072         *
Van D. Greenfield (11)(16)                      93,270         *
William Manly (12)                              33,659         *
Morton Wolkowitz (13)                          341,292       3.3%
                                            ----------      -----
Directors and Executive Officers
  as a group (11 persons)                    1,469,926      13.2%

Five Percent Stockholders
-------------------------
FMR Corp. (14)                               4,167,046       38.2%
Neptune Management Partners, L.P. (15)         758,022        7.2%
Morton Cohn (16)                               626,422        6.0%


-----------------
[FN]
*    Less than 1%.

(1) Under the rules for determining beneficial ownership, each person is deemed to own that number of shares of Common Stock which he or she may purchase or acquire pursuant to a warrant, option or convertible security within 60 days as if he or she had exercised the warrant or option or had converted the convertible security.

(2)  Based on 10,425,179 shares of Common Stock outstanding at October 27, 1996.

(3) Includes (i) 71,166 shares owned directly by Mr. John, (ii) 50,045 shares held by Mr. John as custodian for his two children as to which Mr. John disclaims any beneficial interest, and (iii) 1,350 shares held by Mr. John's wife, as to which Mr. John disclaims any beneficial interest. Includes 365,000 shares purchasable upon exercise of options granted on July 6, 1995; does not include 135,000 shares purchasable upon exercise of such options but not vested as of the date hereof.

(4) Consists of shares purchasable upon exercise of options granted March 29, 1996; does not include 75,000 shares purchasable upon exercise of such options but not vested as of the date hereof.

(5) Includes 50,000 shares purchasable upon exercise of options granted on July 6, 1995; does not include 50,000 shares purchasable upon exercise of such options but not vested as of the date hereof.

(6) Consists of shares purchasable upon exercise of options granted March 29, 1996; does not include 56,250 shares purchasable upon exercise of such options but not vested as of the date hereof.

(7) Includes 75,000 shares purchasable upon exercise of options granted on July 6, 1995; does not include 50,000 shares purchasable upon exercise of such options but not vested as of the date hereof.

(8) Consists of shares purchasable upon exercise of an option granted on July 6, 1995; does not include 25,000 shares purchasable upon exercise of such option but not vested as of the date hereof.

(9) Includes 10,000 shares purchasable upon exercise of an option granted July 1, 1996; does not include 40,000 shares purchasable upon exercise of such option but not vested as of the date hereof.

(10) Includes 10,000 shares purchasable upon exercise of an option granted July 1, 1996; does not include 40,000 shares purchasable upon exercise of such option but not vested as of the date hereof.

(11) Includes 58,333 shares purchasable upon exercise of options granted on July 6, 1995 and July 1, 1996; does not include 16,667 shares purchasable upon exercise of such options but not vested as of the date hereof. Does not include 459,058 shares owned by Green-Cohn Group, Inc., of which Mr. Greenfield is President.

(12) Includes 33,333 shares purchasable upon exercise of options granted on July 6, 1995 and July 1, 1996; does not include 16,667 shares purchasable upon exercise of such options but not vested as of the date hereof.

(13) Includes 58,333 shares purchasable upon exercise of options granted on July 6, 1995 and July 1, 1996; does not include 16,667 shares purchasable upon exercise of such options but not vested as of the date hereof.

(14) Such shares are beneficially owned indirectly by FMR Corp., a Massachusetts corporation ("FMR"), with an address at 82 Devonshire Street, Boston, MA 02109. Such shares are owned directly by portfolios of investment companies registered under Section 8 of the Investment Company Act of 1940, as amended, which are advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940. Includes 469,551 shares that may be acquired upon the exercise of warrants issued in the merger with WellTech, Inc.

(15) The address of Neptune Management Partners, L.P. is 881 Ocean Drive, Unit 20F, Key Biscayne, Florida 33149. Includes 100,091 shares that may be acquired upon the exercise of warrants issued in the merger with WellTech, Inc.

(16) The number includes (i) 167,364 shares owned directly by Mr. Cohn, and (ii) 459,058 shares owned indirectly through his ownership in Green-Cohn Group, Inc. Mr. Cohn's address is c/o Green-Cohn Group, Inc., 45 Broadway, New York, NY 10006.

                                     ITEM 1

                              ELECTION OF DIRECTORS

         The Board of Directors currently consists of six directors. The Board of Directors has nominated for election as directors at the Annual Meeting the six incumbent directors listed below. Persons elected at the meeting will hold office until the 1997 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. In the event that any of the above nominees become unavailable to serve, the shares represented by proxies will be voted for the election of such other person as may be recommended by the Board of Directors or management. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees listed below. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated. There are no family relationships between or among any officers or directors of the Company.


Required Vote

         The affirmative vote of the holders of a plurality of the voting power of the shares of the Common Stock, present or represented at the Annual Meeting, is required for the election of directors.

         The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed below to serve as directors of the Company until the next Annual Meeting or until their successors are elected and qualified.

         Set forth below are the name and age of each director, his principal occupation and business experience during the past five years and the names of other companies of which he serves as a director as of October 27, 1996.

         Francis D. John (42) has been the Chairman of the Board since August 1996, Chief Executive Officer and Chief Financial Officer since October 1989, and, since March 1994, Chairman of the Executive Committee of Key. He has been a Director of Key and its President since June 1988. He is Chairman of each of Key's subsidiaries. Mr. John is responsible for the successful reorganization of Key and its growth since that time. Prior to serving at Key, he successfully restructured Delmed, Inc. (now Frenius, Inc.), where he was Executive Vice President of Finance and Manufacturing from 1984 until 1988. Mr. John previously had held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen & Co. LLP.

         Kevin P. Collins (45) has been a director of Key since March 1996. Since 1992, he has served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which are engaged in providing corporate finance and advisory services. Mr. Collins was a Director of WellTech, Inc. ("WellTech") from January 1994 until March 1996.

         Van D. Greenfield (50) has been a Director of Key since 1988 and Co-Chairman of the Board of Directors of Key from March 1994 until August 1996. He has been the President of Green-Cohn Group, Inc. ("Green-Cohn"), a firm involved in investment banking, since 1989. Green-Cohn is a member of the National Association of Securities Dealers, Inc. Mr. Greenfield has also served as President of Van D. Greenfield, Inc. since 1980 and as Chairman of the Board of Progressive Savings Bank from 1986 until 1990.

         William Manly (73) has been a Director of Key since December 1989. He retired from his position as an Executive Vice President of Cabot Corporation in 1986, a position he had held since 1978. Mr. Manly is a Director of Metallamics, Inc. and a Director of Forge Performance Products, Inc.

         W. Phillip Marcum (52) has been a Director of Key since March 1996. Mr. Marcum was a director of WellTech from January 1994 until March 1996. From October 1995 until March 1996, Mr. Marcum was the non-executive acting Chairman of the Board of Directors of WellTech. He has been Chairman of the Board,

President and Chief Executive Officer of Marcum Natural Gas Services, Inc. since January 1991.

         Morton Wolkowitz (66) has been a Director of Key since December 1989. He has also served as Co-Chairman of the Board of Directors of Key from March 1994 until August 1996. From 1958 through 1989, Mr. Wolkowitz served as the President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provides a variety of roofing services. Since 1989, Mr. Wolkowitz has been a private investor.

Board and Committee Meetings

         During the fiscal year ended June 30, 1996, the Board of Directors held two meetings. Each of the current directors who was then in office attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees thereof on which such director served. The committees of the Board of Directors consist of an Audit Committee, a Compensation Committee and an Executive Committee. The Company does not have a nominating committee.

         The Audit Committee meets with the Company's independent auditors at least twice annually to review financial results, internal financial controls and procedures, audit plans and recommendations. It also recommends the selection, retention or termination of independent public accountants, approves services provided by the independent public accountants prior to providing such services, and evaluates the possible effect performance of such services will have on their independence. Messrs. Collins, Greenfield and Manly currently serve on the Audit Committee with Mr. Collins serving as Chairman. The Audit Committee held two meetings during fiscal year 1996 concerning audits and financial statements in conjunction with meetings of the entire Board of Directors.

         The Compensation Committee recommends to the Board of Directors the compensation of Executive Officers and Directors and the adoption of stock grant and stock option plans by the Company. Messrs. Greenfield, Marcum and Wolkowitz currently serve on the Compensation Committee with Mr. Greenfield serving as Chairman. The Compensation Committee held two meetings during fiscal year 1996 in conjunction with meetings of the entire Board of Directors.

         The Executive Committee may take such actions as the Board delegates to it, consistent with Maryland General Corporation Law. Messrs. Collins, Greenfield, John and Wolkowitz serve on the Executive Committee, with Mr. John serving as Chairman. The Executive Committee held eight meetings during fiscal year 1996, exclusive of the regular meetings of the Board of Directors.

         Director Compensation

         Compensation for the non-officer Directors for fiscal year 1996 was $5,000 per quarter. Directors are reimbursed for travel and other expenses directly associated with Company business. All fees for fiscal year 1996 were paid in cash. All non-officer Directors were granted options under Key's Outside Directors Stock Option Plan (the "Directors Plan"), which plan was approved by shareholders of Key in March 1996. As of July 6, 1995, each Group A Director under the Directors Plan (Messrs. Wolkowitz and Greenfield) was granted an option to purchase 50,000 shares of Common Stock, exercisable as of the date of the grant, and each Group B Director under the Directors Plan (Mr. Manly) was granted an option to purchase 25,000 shares of Common Stock, exercisable as of the date of the grant. In addition, each Group A and Group B Director was granted an option on July 1, 1996 to purchase additional 25,000 shares of Common Stock, exercisable in three installments on July 1, 1996, 1997 and 1998. Each Group C Director (Messrs. Collins and Marcum) was granted an option on July 1, 1996 to purchase 50,000 shares of Common Stock, exercisable in four annual installments beginning on July 1, 1996.

         In addition, in connection with a successful completion of the merger with WellTech and Key's financing with The CIT Group/Credit Finance ("CIT") in May 1996, the Company paid a $75,000 bonus to Messrs. Wolkowitz and Greenfield, which amount was to be, and was in fact, used by each of them to acquire shares of Common Stock on the open market.

                             EXECUTIVE COMPENSATION


Executive Officers

         The following table sets forth the names and ages of each of the executive officers of Key and includes their current positions, as well as positions held for the last five years, with Key and with Key's subsidiaries - Yale E. Key, Inc. ("Yale Key"), Odessa Exploration Incorporated ("Odessa"), Key Energy Drilling, Inc. d/b/a Clint Hurt Drilling ("Clint Hurt") and WellTech Eastern, Inc. ("WellTech Eastern").

     Name                  Age                 Positions
Francis D. John             42                 President since June 1988, Chief Executive Officer and Chief Financial
                                               Officer of the Company since October 1989; Co-Chairman of the
                                               Board of Directors of Key since March 1994 and Chairman of the Board of Directors of Key since August 1996.  Director and Executive Vice
                                               President of Yale Key and Odessa; President, Chief Executive Officer
                                               and Director of Welltech Eastern; Treasurer and Director of Clint Hunt.

Kenneth V. Huseman          43                 Executive Vice President and Chief Operating Officer of Key since
                                               August 1996, Vice President of WellTech Eastern and Chief Executive
                                               Officer of its Mid-Continent Division since March 1996.  Mid-
                                               Continent Regional President of WellTech, Inc. from August 1994 to March
                                               1996 and Vice President and Mid-Continent Regional Manager of
                                               WellTech, Inc. from April 1993 to August 1994.

Kenneth C. Hill             52                 Vice President of Key since March 1996. Vice President of WellTech
                                               Eastern and Chief Executive Officer of its WellTech Eastern Division
                                               since March 1996. Northeast Regional President of WellTech, Inc. since
                                               August 1994 to March 1996, Vice President and Northeast Regional
                                               Manager of WellTech, Inc. from April 1990 to August 1994.

C. Ron Laidley              50                 Vice President of Key since August 1996.  President of Yale Key since
                                               March 1995, Vice President of Yale Key from 1982 until March 1995.

D. Kirk Edwards             36                 Vice President of Key since July 1993, President and Chief Executive
                                               Officer of Odessa since July 1993. Owner and President of Odessa
                                               Exploration Inc. from 1986 to July 1993.

Danny R. Evatt              37                 Chief Accounting Officer and Treasurer of Key since July 1990;
                                               Treasurer, Secretary and Chief Financial Officer of Yale Key since
                                               1983.

         Each officer holds office until the first meeting of the Board of Directors following the annual meeting of stockholders and until his successor shall have been duly elected and qualified, or until he shall have resigned or been removed as provided by the Key By-Laws. No family relationship exists between any of the above listed executive officers or between any such executive officer and any director of Key.

Executive Compensation

         The following table sets forth the compensation, including bonuses, paid by Key and its subsidiaries for services rendered in all capacities to Key and its subsidiaries during each of the three fiscal years ended June 30, 1996 to the Chief Executive Officer and to each of the four most highly compensated executive officers of Key and its subsidiaries.

                             Annual Compensation                                              Long Term Compensation
                                 Awards                     Payouts
          (a)              (b)          (c)           (d)           (e)            (f)            (g)          (h)           (i)
                                                                               Restricted
       Name and                                                   Other           Stock        Options/       LTIP        All Other
       Principal                      Salary         Bonus       Annual          Award(S)        SARs        Payouts       Compen-
       Position         Year            ($)           ($)     Compensation       ($)(1)           (#)          ($)       sation ($)
------------------------------------------------------------------------------------------------------------------------------------
                                                  <C
Francis D. John         1996         $325,000     257,250(4)        ---             ---         500,000        ---           ---
  Chief Executive       1995          225,000         ---           ---             ---             ---        ---           ---
  Officer               1994          215,000         ---           ---             ---             ---        ---           ---
Kenneth  Huseman        1996           45,000(2)      ---           ---             ---         100,000        ---           ---
  Chief Operating
  Officer
Kenneth C. Hill         1996           45,000(2)      ---           ---             ---          75,000        ---           ---
  Vice President
C. Ron Laidley          1996          194,000      97,250(5)        ---             ---         125,000        ---           ---
  Chief Executive       1995          155,000         ---           ---             ---             ---        ---           ---
  Officer of  Yale      1994          155,000         ---           ---             ---             ---        ---           ---
  Key
D. Kirk Edwards         1996          135,000         ---           ---             ---         100,000        ---           ---
  Chief Executive       1995          125,000         ---           ---             ---             ---        ---           ---
  Officer of            1994          125,000      10,000           ---             ---             ---        ---           ---
  Odessa                                              ---
Max Emmert III          1996              ---         ---           ---             ---             ---        ---           ---
  Former Chief          1995          129,000(3)      ---           ---             ---             ---        ---           ---
  Executive             1994          225,000         ---           ---             ---             ---        ---           ---
  Officer of Yale
  Key

(1) Although restricted stock awards were approved by the Compensation Committee pursuant to Key's Stock Grant Plan ("Stock Grant Plan"), none of the shares have been issued and, upon the stockholders' approval of the Key 1995 Stock Option Plan ("Option Plan") in March 1996, the Stock Grant Plan was canceled.

(2) Messrs. Huseman and Hill became Executive Officers of Key upon consummation of Key's merger with WellTech in March 1996. This amount represents salary from March 29, 1996 to June 30, 1996. Messrs. Huseman's and Hill's annual salary is $180,000.

(3) Mr. Emmert retired from his position as an executive officer of Key as of February 1, 1995. Amount in column (c) represents salary paid to Mr. Emmert from July 1, 1994 to January 31, 1995.

(4) $150,000 of the bonus was to be, and was, used to purchase Common Stock on the open market.

(5) $58,000 of the bonus was to be, and was, used to purchase Common Stock on the open market.


        Option Grants in Last Fiscal Year. The following table sets forth certain information relating to option grants pursuant to the Option Plan in the fiscal year ended June 30, 1996 to the individuals named in the Summary Compensation Table above.

                                        Option Grants in Last Fiscal Year


                                                    % of
                                      Number of     Total                             Potential Realizable Value
                                      Shares of    Options    Exercise                at Assumed Annual Rates of
                                     Underlying    Granted     Price                   Stock Price Appreciation
                                       Options       to         per     Expiration        for Option Term(3)
                Name                 Granted(1)   Employees(2) Share       Date             (in thousands)

                                                                                          5%             10%
                                                                                          --             ---
Francis D. John                        350,000      31.1%      $5.00      6/30/2005    $1,099          $2,790
                                       150,000      13.3%      $5.00      6/30/2005       471           1,195
C. Ron Laidley                          80,000       7.1%      $5.00       7/1/2005       251             638
                                        45,000       4.0%      $5.00      6/30/2005       141             359
D. Kirk Edwards                        100,000       8.9%      $5.00      6/30/2005       314             797
Kenneth C. Huseman                     100,000       8.9%      $7.50      3/29/2006       472           1,195
Kenneth Hill                            75,000       6.7%      $7.50      3/29/2006       354             896

(1) With the exception of the options granted to Mr. John, the options vest in four annual installments commencing upon the effective date of the grant. Of options granted to Mr. John, options to purchase 270,000 shares vest in four annual installments commencing on the effective date of the grant, options to purchase 80,000 shares vested on the effective date of the grant and options to purchase 150,000 shares vested on the first date (occurring after July 1, 1995 but prior to July 1, 1999) on which the fair market value of Common Stock equaled at least $9.50 per share.

(2) Based on options to purchase a total of 1,125,000 shares of Common Stock granted under the Option Plan during fiscal 1996.

(3) Potential Realizable Value is based on assumed growth rates for the ten-year option term, as applicable. A 5% per year appreciation in stock price from $5.00 per share yields $8.14 per share and from $7.50 per share yields $12.22 per share. A 10% per year appreciation in stock price from $5.00 per share yields $12.97 per share and from $7.50 per share yields $19.45 per share.


         Aggregated Option Exercises and Year-End Value. The following table sets forth certain information as of June 30, 1996 with respect to the unexercised options to purchase Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. None of such individuals exercised any stock options during the year ended June 30, 1996.


                                                                                   Value of Unexercised
                                                 Number of Unexercised             In-the Money-Options
                                                Options at June 30, 1996           at June 30, 1996(a)

Name                                Exercisable    Unexercisable    Exercisable     Unexercisable

Francis D. John                       147,500        352,500        $ 206,250        $2,908,125
C. Ron Laidley                         50,000         75,000         $ 412,500        $  618,750
D. Kirk Edwards                        25,000         75,000         $ 206,250        $  618,750
Kenneth Huseman                        25,000         75,000         $ 206,250        $  618,750
Kenneth C. Hill                        18,750         56,250         $ 154,688        $  464,063

            (a)   Based on the last sale price of the Common Stock on the AMEX on June 28, 1996 of $8.25.


Employment Agreements with Executive Officers.

         Effective as of July 1, 1995, Key entered into an employment agreement with Mr. John which provides that Mr. John will serve as President, Chief Executive Officer and a Director of Key for a three year term commencing July 1, 1995 and continuing until June 30, 1998, and thereafter the term will be automatically extended for successive one year terms unless terminated no later than 30 days prior to the commencement of the next extension term. Under this agreement, Mr. John will receive a base compensation of $325,000 per year and will be eligible for annual incentive compensation of up to 30% of base compensation contingent upon Key's achievement of goals to be set forth in a strategic plan to be developed by the Executive Committee. Base compensation will be reviewed annually and may be increased (but not decreased) by the Board of Directors in its discretion. Pursuant to the agreement, upon and subject to completion by Key of a significant merger or other major corporate transaction in fiscal 1996 or 1997, Mr. John will also receive a bonus of $300,000 payable in four equal installments, commencing on the date of completion of the merger or other transaction and thereafter at equal intervals determined so that the final installment is paid on January 1, 1998. Payments made after July 1, 1995 will bear interest at 6%. The determination of when a merger is "significant" or other corporate transaction "major", so as to entitle Mr. John to the bonus, will be made by the Board of Directors. The Board had determined that the merger with WellTech was a significant merger and, accordingly, Mr. John was entitled to the bonus as described above. The agreement also provides for the grant of options to Mr. John under the Option Plan. If during the term of the agreement Mr. John is terminated by Key for any reason other than for cause, or if he terminates his employment because of a material breach by Key or following a change of control of Key, he will receive severance compensation equal to three times his base compensation in effect at the time of termination, payable in 36 equal monthly installments; provided, however, that if termination results from a change of control, severance compensation will be payable in a lump sum on the date of termination. Mr. John is also subject to restrictions on competition during the term of the agreement and, with certain exceptions, the severance period. Mr. John has waived his rights with respect to a change of control resulting from the Merger with WellTech. In addition, on May 15, 1996 the Company paid to Mr. John a $150,000 bonus, which amount was to be, and was, used to acquire shares of Common Stock.

         Messrs. Hill and Huseman have entered into employment agreements with Key, effective as of March 29, 1996. Each employment agreement is for a three year term, commencing on March 29, 1996 and continuing until March 29, 1999, thereafter the term will be automatically extended for successive one year terms unless terminated no later than 30 days prior to the commencement of the next extension term. Under these agreements, both Mr. Hill and Mr. Huseman will receive a base compensation of $180,000 per year and will be eligible for annual incentive compensation of up to 50% of their base compensation. The agreements also provide for a grant of options to Messrs. Hill and Huseman to purchase 75,000 and 100,000 shares of Common Stock, respectively, under the Option Plan.

If during the term of his employment agreement either Mr. Hill or Mr. Huseman is terminated by Key for any reason other than for cause, or if either terminates his their employment because of a material breach by Key or following a change of control of Key, each will be entitled to severance compensation equal to his base compensation in effect at the time of termination, payable within an 18-month period following termination. Messrs. Hill and Huseman are also subject to restrictions on competition during the terms of their agreements and, with certain exceptions, during the severance periods.

         Key has also entered into employment agreements as of July 1, 1995 with Messrs. Laidley and Evatt. Mr. Laidley's agreement provides that he will serve as President of Yale Key for a three year term commencing July 1, 1995 and thereafter for successive one year terms unless terminated 30 days prior to the commencement of an extension term, receive base compensation of $192,000 per year, participate in an incentive compensation plan providing for cash bonuses up to 50% of base compensation, and receive stock options under the Option Plan. If during the term of his agreement Mr. Laidley is terminated for any reason other than for cause or if he terminates his employment because of a material breach by Yale Key or following a change of control of Yale Key, he will be entitled to severance compensation equal to base compensation, payable during an 18-month period following termination. Mr. Evatt's agreement provides that he will serve as Key's Chief Accounting Officer and Treasurer for a term identical to the term in Mr. Laidley's agreement, receive base compensation of $105,000 per year, participate in an incentive compensation plan providing for cash bonuses up to 30% of base compensation, and receive stock options under the Option Plan. If during the term of his agreement Mr. Evatt is terminated by Key for any reason other than for cause, or if Mr. Evatt terminates his employment because of a material breach by Key, he will be entitled to receive severance compensation equal to his base compensation, payable within a 12-month period following the termination. Both Mr. Laidley's and Mr. Evatt's agreements contain restrictions on competition.

         In connection with the acquisition of Odessa in July 1993, Key entered into a three year employment agreement with D. Kirk Edwards, which expired in July 1996 and the parties are in the process of renegotiating Mr. Edwards' agreement. The original agreement provides for an annual salary of $125,000 and a bonus contingent upon Key's attainment of certain earnings criteria from certain wells. The amount of such bonus, if any, for fiscal 1996, 1995 and 1994 is reflected in the compensation table above.

         Effective February 1, 1995, Max Emmert III retired as a Director and Vice President of Key and as President and Chief Executive Officer of Yale Key. During the three year period commencing February 1, 1995, Mr. Emmert will receive $112,500 per year, reimbursement of reasonable automobile expenses and health and life insurance and will serve as a consultant and Chairman of the Board of Directors of Yale Key. Mr. Emmert has also agreed that for a five year period, commencing February 1, 1995, he will not directly or indirectly compete with Key or its subsidiaries.

         Other Compensation

         Key has no other deferred compensation, pension or retirement plans in which executive officers participate.

         Compensation Committee Interlocks and Insider Participation

         The following persons served as members of the Compensation and Stock Grant Committee of the Board of Directors (the "Compensation Committee") during the year ended June 30, 1996: Van Greenfield, William Manly, and Morton Wolkowitz. None of the members of the Compensation Committee were employees of Key.

         Compensation Committee Report

         The Compensation Committee is responsible for establishing Key's compensation philosophy and policies, setting the terms of and administering the Option Plan and other stock option or stock grant plans which may from time to time be adopted by Key, reviewing and approving employment contracts and salary recommendations for executive officers of Key and setting the compensation for the Chief Executive Officer of Key. Key's overall compensation philosophy is to align the financial interest of Key's management with those of its stockholders, taking into account Key's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, employment agreements with the executive officers approved by the Compensation Committee provide for compensation consisting of base salary, participation in an incentive compensation plan based upon performance and stock options. The Compensation Committee's decision to recommend termination of Key's Stock Grant Plan and adoption of the Option Plan was taken, in part, to align more closely the financial interests of executive officers and key employees with those of Key's stockholders. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of Key through grants of stock options will both enable Key to attract and retain executives with the outstanding managerial abilities essential to Key's success, motivate these executives to perform to their full potential and enhance stockholder value.

         In approving base and incentive compensation levels for executive officers, the Compensation Committee has considered the actual results of operations of Key compared with Key's internal projections and target levels for revenues, income before taxes and extraordinary items, net income and earnings per share. The Compensation Committee determined that in each of the three years ended June 30, 1996, Key exceeded its internal projections and target levels. During the three year period, salary increases and bonuses had been conservative and modest compared with Key's performance, in large part due to the Compensation Committee's and the Board of Directors' cautious and conservative approach following Key's successful reorganization in December 1992. In lieu of bonuses for the fiscal year ended 1996, the Compensation Committee elected to approve the employment agreements with executive officers which are described above. These employment agreements provide for significant bonuses in future years based upon an incentive plan adopted by Key. Bonus awards under the incentive plan will be based upon both Key or Key's respective operating subsidiary achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities with Key. The Board of Directors determines Key's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for Key's operating subsidiaries.

         The employment agreements also provide for option grants under the Option Plan. In determining stock option grants for executive employees under the Option Plan, the Compensation Committee considered, among the other things, the value of the shares reserved for grant to such employees under the Stock Grant Plan, rights to which are being surrendered in connection with adoption of the Option Plan and the employee's position with and contributions to Key, performance and salary and the price of the Common Stock.

         Fiscal year 1996 compensation for Mr. John as Chief Executive Officer and Chief Financial Officer consisted of his base salary of $325,000 under his employment agreement described above and a bonus of $257,250 in connection with the merger as described above. Compensation under and the other terms and conditions of Mr. John's employment agreement were determined after consideration and analysis of, among other things, the following factors: Key's three year performance history and the relationship of Key's performance to internal projections and targets, all of which were exceeded; the modest salary increases and conservative bonuses paid to the Chief

Executive Officer during the three year period; average cash and other compensation and equity positions of chief executive officers of selected companies deemed by the Compensation Committee to be comparable; the Chief Executive Officer's central role in Key's successful reorganization and operating results since the reorganization; Key's deferral of payment of emergence or success bonuses to its Chief Executive Officer; the fact that the Chief Executive Officer has also performed the functions of the Chief Financial Officer thereby reducing corporate overhead; the fact that the Chief Executive Officer has identified, negotiated and structured several beneficial acquisitions and financings without payment of investment banking or finders' fees or receipt of bonuses with respect thereto; and Key's determination to shift from a stock grant to a stock option plan, including certain options linked directly to increases in the price of Key's Common Stock, and the Chief Executive Officers' agreement to forego designated and committed awards under the Stock Grant Plan.

         Since Key's reorganization in December 1992, total shareholder value has increased from a negative net worth of $5.6 million at November 30, 1992 to a positive net worth of $41.6 million at June 30, 1996, an increase in net worth of over $47.2 million. In addition to leading Key through its critical post-reorganization period, Mr. John strengthened Key's position through strategic acquisition, including the acquisitions of Odessa, the WellTech West Texas assets and Clint Hurt, and by negotiating and structuring financings for Key. The Merger with WellTech was also an important step in positioning Key as a leader in the well servicing business. Corporate overhead has remained low and staffing patterns lean. In these and other initiatives, Mr. John has enhanced Key's ability to compete effectively and has positioned Key to participate in future growth in the industry and to enhance stockholder value.

         The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of Key's stockholders and Key's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

                                        Van Greenfield
                                        William Manly
                                        Morton Wolkowitz

         Shareholder Return Performance Presentation.

         Set forth below is a chart comparing the yearly change in Key's Common Stock against the S&P 500 Index and the SCI Production/Well Service Group Index ("Peer Group") provided by Simmons for the last five years.


                                       1992(1)          1993              1994              1995               1996
                                       ----             ----              ----              ----               ----
Key                                    100             188.9             244.4              220.8              366.7
S&P 500                                100             104.9             106.3              134.1              168.9
Peer Group(2)                          100             146.5             141.5              136.6              199.3

(1) 1992 values for Key and the Peer Group are as of December 11, 1992, the first day after the 1992 reorganization of Key on which the Common Stock traded publicly; the 1992 value of S&P 500, a monthly index, is as of December 31, 1992. All other values are as of June 30 of the year presented.

(2) Peer Group is defined as the Simmons & Company Production/Well Services Group Index (includes BJ Services Co., Carbo Ceramics Inc., Corrpro Companies Inc., ICO Inc., Petrolite Corp., Pool Energy Services Co., Pride Petroleum Services, Production Operators Corp. and Tuboscope Vetco International). Values are adjusted for dividends, when applicable.


                              CERTAIN TRANSACTIONS

         The following section describes transactions between Key and certain related parties. In the opinion of the Board of Directors of Key, each such transaction was on terms at least as favorable to Key as could have been obtained from an unrelated third party.

         In August 1993, Key completed the acquisition of Odessa, pursuant to which it issued 150,000 shares of Common Stock to D. Kirk Edwards, the former owner and the now current President and Chief Executive Officer of Odessa. Odessa assumed approximately $1.8 million in bank debt and Key has guaranteed all of the assumed bank debt. In connection with the acquisition, Key granted Mr. Edwards a percentage reversionary working interest in five deep gas wells located in West Texas upon repayment of approximately $1.6 million of the assumed bank debt from Key's earnings from the five wells. The percentage revisionary working interest is 5% of the earnings from the five wells (assuming that such repayment occurs after July 7, 1996). Such debt had not been repaid by July 7, 1996.

         Key leases automotive equipment for operational use from an independent third party, which purchases the equipment from an automobile dealership in which Mr. Max Emmert, a former officer and director of Yale Key, has a majority interest. The net proceeds to the automotive dealership totaled $1,058,000 and $399,000 for fiscal 1994 and 1995, respectively.

         Key paid $55,000 in fiscal 1994 for oil field related services and equipment to two oil field related companies in which Mr. Laidley and Mr. Emmert have an interest.

         In March 1995, Odessa entered into a credit agreement with Norwest Bank Texas, Midland, N.A. ("Norwest"). As part of this transaction, seven individuals, including Messrs. Wolkowitz, Emmert, Laidley, Edwards and John, as attorney in fact for one of his children, pledged approximately $2.7 million in collateral to secure Odessa's credit facility. As compensation for such pledge, Key paid these individuals a one-time fee equal to 1% of the collateral each individual pledged. Key also agreed to pay these individuals a monthly fee equal to 0.25% of the amount of collateral pledged. The aggregate fees paid to these seven individuals during fiscal 1995 were $72,250. As of December 31, 1995, Norwest waived the pledge of collateral and released the collateral to the seven individuals who had pledged it.

         The Company is a party to a Registration Rights Agreement (the "1996 Registration Rights Agreement"), with certain of its shareholders, including certain of its affiliates (the "Rightsholders"), covering warrants to purchase an aggregate of 469,551 shares of Common Stock and an aggregate of 4,167,046 shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) (the "Registrable Securities"). The 1996 Registration Agreement provides that, subject to the limitations and conditions set forth therein, each time the Company proposes to file a registration statement under the act with respect to an offering of any class of equity securities by the Company for its own account or for the account of its security holders (except for certain registration statements on Form S-4 or S-8 or related to exchange offers or offers to its existing security holders), each Rightsholder shall have the right (the "Piggyback Right") to request that the Company include in such registration statement the Registrable Securities held by such Rightsholder; provided, however, that the managing underwriter of any such offering may, under certain circumstances, exclude some or all of the Registrable Securities from such registration. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. The Piggyback Right expires when the Registrable Securities (i) are sold pursuant to an effective registration statement; (ii) are sold to another person under Rule 144; or (iii) are no longer outstanding.

                                     ITEM 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         Subject to ratification by the stockholders, the Board of Directors has selected the firm of KPMG Peat Marwick LLP as the Company's independent auditors for the current year. KPMG Peat Marwick has served as the Company's independent auditors since August 22, 1994.

         Representatives of KPMG Peat Marwick LLP are not expected to be present at the Annual Meeting.

         If the stockholders do not ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors, the selection of such auditors will be reconsidered by the Board of Directors.

         The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the current fiscal year.


ADDITIONAL INFORMATION

Other Matters

         The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on such matters.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended June 30, 1996, its officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to such individuals.

Proposals of Stockholders

         The Company expects to hold its 1997 Annual Meeting on or about November 15, 1997. A stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders for inclusion in the Company's 1997 proxy statement and proxy card relating to that meeting must submit such proposal by July 15, 1997. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the President.


FORM 10-K

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Diane Mack,

Secretary, Key Energy Group, Inc., Two Tower Center, Tenth Floor, East Brunswick, New Jersey 08816.




                                    By Order of the Board of Directors




                                    Francis D. John
                                    Chairman of the Board, President and
                                    Chief Executive Officer

November 15, 1996

                                 _____________

                                      PROXY
                                 _____________


                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                             KEY ENERGY GROUP, INC.

     Proxy for Annual Meeting of Shareholders to be held on December 9, 1996

         The undersigned shareholder of Key Energy Group, Inc. (the "Company" or "KEGI") hereby constitutes and appoints Francis D. John and Danny R. Evatt, and each of them singly, proxies and attorneys of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act upon all matters (unless and except as expressly limited below) at the Annual Meeting of Shareholders to be held on Monday, December 9, 1996, at the American Stock Exchange, 86 Trinity Place, New York, New York, at 11:00 a.m., local time, and at any and all adjournments thereof, in respect of all shares of the Common Stock, $.10 par value per share, of the Company held by the undersigned or in respect of which the undersigned would be entitled to vote or act, with all the powers the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are held revoked.

ITEM 1.  To elect Directors:


FOR ELECTING ALL NOMINEES                           WITHHOLD AUTHORITY
(except for person(s) whose                         to vote for all nominees
name(s) is (are) written                            listed  | |
below)   | |

Nominees:   Francis D. John, Kevin P. Collins, Van D. Greenfield, William Manly,
            W. Phillip Marcum and Morton Wolkowitz

INSTRUCTION: To withhold authority to vote for any individual nominee, write that person's name here:

                ________________________________________________
                (Continued and to be SIGNED ON THE REVERSE SIDE)

ITEM 2: To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

             FOR     | |             AGAINST    | |              ABSTAIN     | |

ITEM 3: To transact such other business as may properly come before the meeting or any adjournment of the meeting.

             FOR     | |             AGAINST    | |              ABSTAIN     | |

         Specify desired action by check marks in the appropriate spaces. This Proxy will be voted as specified. If no specification is made, the Proxy will be voted for the nominees named in the Proxy Statement and in favor of Items 2 and
3. The persons named proxies have discretionary authority, which they intend to exercise in favor of the proposals referred to and according to their best judgment as to the other matters which properly come before the meeting or any adjournments or postponements thereof.

         PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

           Dated:______________________________, 1996

           Please print name
           of Shareholder here:______________________

           Please sign here:_________________________

           The signature on this Proxy should correspond exactly with the shareholder's name as printed above. In the case of joint tenancies, coexecutors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.